As filed with the Securities and Exchange Commission on August 29, 2012

 File No. 333-182482

UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1

ON

FORM S-3

TO

REGISTRATION STATEMENT ON FORM S-4 (FILE NO. 333-182482)

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

TILE SHOP HOLDINGS, INC.

(Exact name of registrant as specified in its charter)

Delaware	45-5538095
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

14000 Carlson Parkway

Plymouth, Minnesota 55441

(763) 852-2901

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Robert A. Rucker

Chief Executive Officer

14000 Carlson Parkway

Plymouth, Minnesota 55441

(763) 852-2901

(Name, address, including zip code, and telephone number, including area code, of agent for service)

with a copy to: Susan E. Pravda, Esq. Paul D. Broude, Esq. Foley & Lardner LLP 111 Huntington Avenue Boston, Massachusetts 02199 (617) 342-4000

Approximate date of commencement of proposed sale to the public: From time to time after this Registration Statement becomes effective.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, please check the following box.☒

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If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

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Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☒ (Do not check if a smaller reporting company)	Smaller reporting company ☐

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE

This Post-Effective Amendment No. 1 on Form S-3 to the Registration Statement on Form S-4 (File No. 333-182482) relates to the public offering of common stock of the registrant upon exercise of certain warrants, as contemplated by the Registration Statement on Form S-4 (File No. 333-182482) (the “Prior Registration Statement”), and is being filed in order to maintain the effectiveness of the Prior Registration Statement to the extent that such Prior Registration Statement pertains to the shares of the registrant’s common stock issuable upon exercise of such warrants.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where this offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED AUGUST 29, 2012

PROSPECTUS

12,500,000 Shares

TILE SHOP HOLDINGS, INC.

Common Stock

This prospectus relates to the issuance by us of up to 12,500,000 shares of our common stock, par value $0.0001 per share, upon the exercise of warrants that were originally issued by JWC Acquisition Corp., a Delaware corporation (“JWCAC”), in connection with its initial public offering and that became exercisable for shares of our common stock upon the consummation of the transactions contemplated by that certain Contribution and Merger Agreement, dated as of June 27, 2012, by and among JWCAC, on the one hand, and The Tile Shop, LLC, a Delaware limited liability company (“The Tile Shop”), the members of The Tile Shop (the “Members”), Nabron International Inc., a Bahamas corporation (“Nabron” and, together with the Members other than ILTS, LLC the “Sellers”), Tile Shop Holdings, Inc., a Delaware corporation (the “Company”), Tile Shop Merger Sub, Inc., Delaware corporation and wholly owned subsidiary of TS Holdings, and Peter Jacullo, in his capacity as Sellers’ Representative, on the other hand, at an exercise price of $11.50 per share (each, a “Warrant” and collectively, the “Warrants”).

Each Warrant entitles the holder thereof to purchase one share of our common stock upon payment of the exercise price of $11.50 per share. We will receive the proceeds from the exercise of the Warrants, but not from the sale of the underlying shares of common stock.

Our common stock is listed on The Nasdaq Stock Market under the symbol “TTS.” The Warrants are quoted on the Over-the-Counter Bulletin Board under the symbol “TTSAW.” On August 27, 2012, the closing sale prices of our common stock and Warrants were $12.32 and $1.75, respectively.

Investing in our common stock involves risks that are described in the “Risk Factors” section beginning on page 2 of this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities to be issued under this prospectus or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is                     , 2012.

You should rely only on the information contained or incorporated by reference in this prospectus. No one has been authorized to provide you with information that is different from that contained or incorporated by reference in this prospectus. This prospectus is dated as of the date set forth on the cover hereof. You should not assume that the information contained in this prospectus is accurate as of any date other than that date. You should not assume that the information incorporated by reference in this prospectus is accurate as of any date other than the date of such incorporated document.

Unless the context indicates otherwise, the terms “the Company,” “we,” “us,” and “our” refer to Tile Shop Holdings, Inc., a Delaware corporation.

-i-

INFORMATION CONCERNING FORWARD-LOOKING STATEMENTS

This prospectus, including the documents incorporated by reference herein, contains forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. In some cases you can identify these statements by forward-looking words such as “may,” “might,” “will,” “will likely result,” “should,” “anticipates,” “expects,” “intends,” “plans,” “seeks,” “estimates,” “potential,” “continue,” “believes” and similar expressions, although some forward-looking statements are expressed differently.

These forward-looking statements are based on current expectations and assumptions that are subject to risks and uncertainties that may cause our actual results, performance, or achievements to differ materially from any expected future results, performance, or achievements expressed or implied by such forward-looking statements. All statements other than statements of historical fact are statements that could be deemed forward-looking statements. These risks and uncertainties include, but are not limited to:

•	the level of demand for our products;

•	our ability to grow and remain profitable in the highly competitive retail tile industry;

•	our ability to access additional capital;

•	our ability to attract and retain qualified personnel;

•	changes in general economic, business and industry conditions;

•	our ability to introduce new products that satisfy market demand; and

•	legal, regulatory, and tax developments, including additional requirements imposed by changes in domestic and foreign laws and regulations.

There is no assurance that our expectations will be realized. If one or more of these risks or uncertainties materialize, or if our underlying assumptions prove incorrect, actual results may vary materially from those expected, estimated, or projected. Such risks and uncertainties also include those set forth under “Risk Factors” herein and in the documents incorporated by reference herein. Our forward-looking statements speak only as of the time that they are made and do not necessarily reflect our outlook at any other point in time. Except as required by law or regulation, we undertake no obligation to update publicly any forward-looking statements, whether as a result of new information, future events, or for any other reason.

INFORMATION ABOUT THE COMPANY

Background

We were incorporated in the State of Delaware in June 2012 in order to become the parent company of The Tile Shop, LLC (“The Tile Shop”) following the consummation of a business combination (the “Business Combination”) with JWC Acquisition Corp. (“JWCAC”), a blank check company incorporated in the State of Delaware in July 2010.

On August 21, 2012, we consummated the Business Combination and, in connection therewith, became a successor issuer to JWCAC by operation of Rule 12g-3(a) promulgated under the Securities Exchange Act of 1934, as amended.

Business

We are a specialty retailer of manufactured and natural stone tiles, setting and maintenance materials, and related accessories in the United States. We offer a wide selection of products, attractive prices, and exceptional customer service in an extensive showroom setting. We sell over 4,000 products from around the world, including ceramic, porcelain, glass, and stainless steel manufactured tiles, and marble, granite, quartz, sandstone, travertine, slate, and onyx natural tiles, primarily under our proprietary Rush River, Fired Earth, and Superior brand names. We operate 61 stores in 20 states, with an average footprint of 23,000 square feet.

Additional Information

Our principal executive offices are located at 14000 Carlson Parkway, Plymouth, Minnesota 55441 and our telephone number is (763) 852-2901.

RISK FACTORS

An investment in our securities involves a high degree of risk. You should carefully consider the risks described below before making an investment decision. Our business, prospects, financial condition, or operating results could be harmed by any of these risks, as well as other risks not currently known to us or that we currently consider immaterial. The trading price of our securities could decline due to any of these risks, and, as a result, you may lose all or part of your investment. Before deciding whether to invest in our securities you should also refer to the other information contained or incorporated by reference in this prospectus.

Our business is dependent on general economic conditions in our markets.

Our revenues depend, in part, on discretionary spending by our customers. Pressure on discretionary income brought on by economic downturns and slow recoveries, including housing market declines, rising energy prices, and weak labor markets, may cause consumers to reduce the amount that they spend on discretionary items. If recovery from the current economic downturn continues to be slow or prolonged, our growth, prospects, results of operations, cash flows, and financial condition could be adversely impacted. General economic conditions and discretionary spending are beyond our control and are affected by, among other things:

•   consumer confidence in the economy;

•   unemployment trends;

•   consumer debt levels;

•   consumer credit availability;

•   the housing market;

•   gasoline and fuel prices;

•   interest rates and inflation;

•   price deflation, including due to low-cost imports;

•   slower rates of growth in real disposable personal income;

•   natural disasters;

•   national security concerns;

•   tax rates and tax policy; and

•   other matters that influence consumer confidence and spending.

Increasing volatility in financial markets may cause some of the above factors to change with an even greater degree of frequency and magnitude than in the past.

Our ability to grow and remain profitable may be limited by direct or indirect competition in the retail tile industry, which is highly competitive.

The retail tile industry in the United States is highly competitive. Participants in the tile industry compete primarily based on product variety, customer service, store location, and price. There can be no assurance that we will be able to continue to compete favorably with our competitors in these areas. Our store competitors include large national home centers (such as Home Depot and Lowe’s), regional and local specialty retailers of tile (such as Tile America, World of Tile, Century Tile, and Floor and Décor), factory direct stores (such as Dal-Tile and Florida Tile) and privately-owned, single-site stores. We also compete indirectly with companies that sell other types of floor coverings, including wood floors, carpet, and vinyl sheet. In the past, we have faced periods of heightened competition that materially affected our results of operations. Certain of our competitors have greater name recognition, longer operating histories, more varied product offerings, and substantially greater financial and other resources than us. Accordingly, we may face periods of intense competition in the future that could have a material adverse effect on our planned growth and future results of operations. In addition, the barriers to entry into the retail tile industry are relatively low. New or existing retailers could enter our markets and increase the competition that we face. In addition, manufacturers and vendors of tile and related products, including those whose products we currently sell, could enter the U.S. retail tile market and start directly competing with us. Competition in existing and new markets may also prevent or delay our ability to gain relative market share. Any of the developments described above could have a material adverse effect on our planned growth and future results of operations.

If we fail to successfully manage the challenges that our planned growth poses or encounter unexpected difficulties during our expansion, our revenues and profitability could be materially adversely affected.

One of our long term objectives is to increase revenues and profitability through market share leadership. Our ability to achieve market share leadership, however, is contingent upon our ability to open new stores and achieve operating results in new stores at the same level as our similarly situated current stores. There can be no assurance that we will be able to open stores in new markets at the rate required to achieve market leadership in such markets, identify and obtain favorable store sites, arrange favorable leases for stores, or obtain governmental and other third-party consents, permits, and licenses needed to open or operate stores in a timely manner, train and hire a sufficient number of qualified managers for new stores, attract a strong customer base and brand familiarity in new markets, or successfully compete with established retail tile stores in the new markets that we enter. Failure to open new stores in an effective and cost-efficient manner could place us at a competitive disadvantage as compared to retailers who are more adept than us at managing these challenges, which, in turn, could negatively affect our overall operating results.

Our same store sales fluctuate due to a variety of economic, operating, industry and environmental factors and may not be a fair indicator of our overall performance.

Our same store sales have experienced fluctuations, which can be expected to continue. Numerous factors affect our same store sales results, including among others, the timing of new and relocated store openings, the relative proportion of new and relocated stores to mature stores, cannibalization resulting from the opening of new stores in existing markets, changes in advertising and other operating costs, the timing and level of markdowns, changes in our product mix, weather conditions, retail trends, the retail sales environment, economic conditions, inflation, the impact of competition, and our ability to execute our business strategy efficiently. As a result, same store sales or operating results may fluctuate, and may cause the price of our securities to fluctuate significantly. Therefore, we believe that period-to-period comparisons of our same store sales may not be a fair indicator of our overall operating performance.

We intend to open additional stores in our existing markets, which may diminish sales by existing stores in those markets and strain our ability to find qualified personnel or divert our resources from our existing stores, negatively affecting our overall operating results.

Our expansion strategy includes plans to open additional stores in our existing markets as part of our plan to open five additional new stores in the remainder of 2012 and no fewer than 15 new stores in 2013. Because our stores typically draw customers from their local areas, additional stores may draw customers away from nearby existing stores and may cause same store sales performance at those existing stores to decline, which may adversely affect our overall operating results. In addition, our ability to open additional stores will be dependent on our ability to promote and/or recruit enough qualified field managers, store managers, assistant store managers, and sales associates. The time and effort required to train and supervise a large number of new managers and associates and integrate them into our culture may divert resources from our existing stores. If we are unable to profitably open additional stores in existing markets and limit the adverse impact of those new stores on existing stores, it may reduce our same store sales and overall operating results during the implementation of our expansion strategy.

Our expansion strategy will be dependent upon, and limited by, the availability of adequate capital.

Our expansion strategy will require additional capital for, among other purposes, opening new stores and entering new markets. Such capital expenditures will include researching real estate and consumer markets, lease, inventory, property and equipment costs, integration of new stores and markets into company-wide systems and programs, and other costs associated with new stores and market entry expenses and growth. If cash generated internally is insufficient to fund capital requirements, we will require additional debt or equity financing. Adequate financing may not be available or, if available, may not be available on terms satisfactory to us. In addition, any credit facility that we may obtain may provide a limit on the amount of capital expenditures we may make annually. If we fail to obtain sufficient additional capital in the future or we are unable to make capital expenditures under our credit facilities, we could be forced to curtail our expansion strategies by reducing or delaying capital expenditures relating to new stores and new market entry. As a result, there can be no assurance that we will be able to fund our current plans for the opening of new stores or entry into new markets.

We depend on a number of suppliers, and any failure by any of them to supply us with products may impair our inventory and adversely affect our ability to meet customer demands, which could result in a decrease in revenues and/or gross margin.

Our current suppliers may not continue to sell products to us on acceptable terms or at all, and we may not be able to establish relationships with new suppliers to ensure delivery of products in a timely manner or on terms acceptable to us. We do not have long-term contractual supply agreements with our suppliers which obligate them to supply us with products at specified quantities or prices. We may not be able to acquire desired merchandise in sufficient quantities on terms acceptable to us in the future. We are also dependent on suppliers for assuring the quality of merchandise supplied to us. Our inability to acquire suitable merchandise in the future or the loss of one or more of our suppliers and our failure to replace them may harm our relationship with our customers and our ability to attract new customers, resulting in a decrease in net sales.

We source the approximately 4,000 products that we stock and sell from over 100 domestic and international vendors. We source a large number of those products from foreign manufacturers, including approximately 55% of our products from a group of 10 suppliers located primarily in Asia. We generally take title to these products overseas and are responsible for arranging shipment to our distribution centers. Financial instability among key vendors, political instability, trade restrictions, tariffs, currency exchange rates, and transport capacity and costs are beyond our control and could negatively impact our business if they seriously disrupt the movement of products through our supply chain or increased the costs of our products.

If our suppliers do not use ethical business practices or comply with applicable laws and regulations, our reputation could be harmed due to negative publicity and we could be subject to legal risk.

We do not control the operations of our suppliers. Accordingly, we cannot guarantee that our suppliers will comply with applicable environmental and labor laws and regulations or operate in a legal, ethical, and responsible manner. Violation of environmental, labor, or other laws by our suppliers or their failure to operate in a legal, ethical, and responsible manner, could reduce demand for our products if, as a result of such violation or failure, we attract negative publicity. Further, such conduct could expose us to legal risks as a result of the purchase of products from non-compliant suppliers.

If customers are unable to obtain third-party financing at satisfactory rates, sales of our products could be materially adversely affected.

Our business, financial condition, and results of operations have been, and may continue to be affected, by various economic factors. Deterioration in the current economic environment could lead to reduced consumer and business spending, including by our customers. It may also cause customers to shift their spending to products that we either do not sell or that generate lower profitably for us. Further, reduced access to credit may adversely affect that ability of consumers to purchase our products. This potential reduction in access to credit may adversely impact our ability to offer customers credit card financing through third party credit providers on terms similar to those offered currently, or at all. In addition, economic conditions, including decreases in access to credit, may result in financial difficulties leading to restructuring, bankruptcies, liquidations and other unfavorable events for our customers, which may adversely impact our industry, business, and results of operations.

Any failure by us to successfully anticipate consumer trends may lead to loss of consumer acceptance of our products, resulting in reduced revenues.

Our success depends on our ability to anticipate and respond to changing trends and consumer demands in a timely manner. If we fail to identify and respond to emerging trends, consumer acceptance of our merchandise and our image with current or potential customers may be harmed, which could reduce our revenues. Additionally, if we misjudge market trends, we may significantly overstock unpopular products and be forced to reduce the sales price of such products, which would have a negative impact on our gross profit and cash flow. Conversely, shortages of products that prove popular could also reduce our revenues.

We depend on a few key employees, and if we lose the services of certain of our executive officers, we may not be able to run our business effectively.

Our future success depends in part on our ability to attract and retain key executive, merchandising, marketing, and sales personnel. Our executive officers include Robert Rucker, President and Chief Executive Officer; Carl Randazzo, Senior Vice President — Retail; and Joseph Kinder, Senior Vice President — Operations. We have employment and non-compete arrangements with each of Messrs. Rucker, Randazzo, and Kinder. If any of these executive officers ceases to be employed by us, we would have to hire additional qualified personnel. Our ability to successfully hire other experienced and qualified executive officers cannot be assured, and may be difficult because we face competition for these professionals from our competitors, our suppliers, and other companies operating in our industry. As a result, the loss or unavailability of any of our executive officers could have a material adverse effect on us.

We intend to enter into a credit facility. The failure to obtain this additional debt and/or the burden of this additional debt could adversely affect us, make us more vulnerable to adverse economic or industry conditions, and prevent us from fulfilling our debt obligations or from funding our expansion strategy.

In connection with the Business Combination, we issued promissory notes in an aggregate principal amount of approximately $70 million. We intend to enter into a credit facility with a national banking institution for approximately $100 million, including a term loan of $25 million and a revolving credit facility of $75 million. If we are unable to obtain such a credit facility and are therefore unable to repay the promissory notes when due, this will have a material adverse effect on us. In addition, the incurrence of the indebtedness needed to repay the promissory notes could have serious consequences for us, such as:

•   limiting our ability to obtain additional financing to fund our working capital, capital expenditures, debt service requirements, expansion strategy, or other needs;

•   placing us at a competitive disadvantage compared to competitors with less debt;

•   increasing our vulnerability to, and reducing our flexibility in planning for, adverse changes in economic, industry, and competitive conditions; and

•   increasing our vulnerability to increases in interest rates if borrowings under the credit facility are subject to variable interest rates.

Our credit facility may also contain negative covenants that limit our ability to engage in specified types of transactions. These covenants may limit our ability to, among other things:

•   incur indebtedness;

•   create liens;

•   engage in mergers or consolidations;

•   sell assets (including pursuant to sale and leaseback transactions);

•   pay dividends and distributions or repurchase our capital stock;

•   make investments, acquisitions, loans, or advances;

•   make capital expenditures;

•   repay, prepay, or redeem certain indebtedness;

•   engage in certain transactions with affiliates;

•   enter into agreements limiting subsidiary distributions;

•   enter into agreements limiting the ability to create liens;

•   amend material agreements governing certain indebtedness; and

•   change our lines of business.

A breach of any of these covenants could result in an event of default under our credit facility. Upon the occurrence of an event of default, the lender could elect to declare all amounts outstanding under such facility to be immediately due and payable and terminate all commitments to extend further credit, or seek amendments to our debt agreements that would provide for terms more favorable to such lender and that we may have to accept under the circumstances. If we were unable to repay those amounts, the lender under our credit facility could proceed against the collateral granted to them to secure that indebtedness.

If we fail to hire, train, and retain qualified managers, sales associates, and other employees, our enhanced customer service could be compromised and we could lose sales to our competitors.

A key element of our competitive strategy is to provide product expertise to our customers through its extensively trained, commissioned sales associates. If we are unable to attract and retain qualified personnel and managers as needed in the future, including qualified sales personnel, our level of customer service may decline, which may decrease our revenues and profitability.

If we are unable to renew or replace current store leases or if we are unable to enter into leases for additional stores on favorable terms, or if one or more of our current leases is terminated prior to expiration of its stated term, and we cannot find suitable alternate locations, our growth and profitability could be negatively impacted.

We currently lease all of our store locations. Many of our current leases provide us with the unilateral option to renew for several additional rental periods at specific rental rates. Our ability to re-negotiate favorable terms on an expiring lease or to negotiate favorable terms for a suitable alternate location, and our ability to negotiate favorable lease terms for additional store locations, could depend on conditions in the real estate market, competition for desirable properties, our relationships with current and prospective landlords, or on other factors that are not within our control. Any or all of these factors and conditions could negatively impact our growth and profitability.

Compliance with laws or changes in existing or new laws and regulations or regulatory enforcement priorities could adversely affect our business.

We must comply with various laws and regulations at the local, regional, state, federal, and international levels. These laws and regulations change frequently and the changes can impose significant costs and other burdens of compliance on our business and vendors. Any changes in regulations, the imposition of additional regulations, or the enactment of any new legislation that affect employment/labor, trade, product safety, transportation/logistics, energy costs, health care, tax, or environmental issues, or compliance with Foreign Corrupt Practices Act, could have an adverse impact on our financial condition and results of operations. Changes in enforcement priorities by governmental agencies charged with enforcing existing laws and regulations can increase our cost of doing business.

We may also be subject to audits by various taxing authorities. Changes in tax laws in any of the multiple jurisdictions in which we operate, or adverse outcomes from tax audits that we may be subject to in any of the jurisdictions in which we operate, could result in an unfavorable change in our effective tax rate, which could have an adverse effect on our business and results of operations.

As our stores are generally concentrated in the mid-western and mid-Atlantic regions of the United States, we are subject to regional risks.

We have a high concentration of stores in the mid-western and mid-Atlantic regions. If these markets individually or collectively suffer an economic downturn or other significant adverse event, there could be an adverse impact on same store sales, revenues, and profitability, and the ability to implement our planned expansion program. Any natural disaster or other serious disruption in these markets due to fire, tornado, hurricane, or any other calamity could damage inventory and could result in decreased revenues.

Our results may be adversely affected by fluctuations in raw material and energy costs.

Our results may be affected by the prices of the components and raw materials used in the manufacture of tile, setting and maintenance materials, and related accessories that we sell. These prices may fluctuate based on a number of factors beyond our control, including: oil prices, changes in supply and demand, general economic conditions, labor costs, competition, import duties, tariffs, currency exchange rates, and government regulation. In addition, energy costs have fluctuated dramatically in the past and may fluctuate in the future. These fluctuations may result in an increase in our transportation costs for distribution from our regional distribution centers to our retail stores, utility costs for our distribution and manufacturing centers and retail stores, and overall costs to purchase products from our vendors.

We may not be able to adjust the prices of our products, especially in the short-term, to recover these cost increases in raw materials and energy. A continual rise in raw material and energy costs could adversely affect consumer spending and demand for our products and increase our operating costs, both of which could have a material adverse effect on our financial condition and results of operations.

Our success is highly dependent on our ability to provide timely delivery to our customers, and any disruption in our delivery capabilities or our related planning and control processes may adversely affect our operating results.

Our success is due in part to our ability to deliver products quickly to our customers, which relies on successful planning and distribution infrastructure, including ordering, transportation and receipt processing, and the ability of suppliers to meet distribution requirements. Our ability to maintain this success depends on the continued identification and implementation of improvements to our planning processes, distribution infrastructure, and supply chain. We also need to ensure that our distribution infrastructure and supply chain keep pace with our anticipated growth and increased number of stores. The cost of these enhanced processes could be significant and any failure to maintain, grow, or improve them could adversely affect our operating results. Our business could also be adversely affected if there are delays in product shipments due to freight difficulties, strikes, or other difficulties at our suppliers’ principal transport providers, or otherwise.

Damage, destruction, or disruption of our distribution and manufacturing centers could significantly impact our operations and impede our ability to produce and distribute our products.

We rely on three regional distribution centers to supply products to all of our retail stores. In addition, we rely on our two manufacturing centers, located at two of our distribution centers, to manufacture our setting and maintenance materials. If any of these facilities, or the inventory stored in these facilities, were damaged or destroyed by fire or other causes, our distribution or manufacturing processes would be disrupted, which could cause significant delays in delivery. This could negatively impact our ability to stock our stores and deliver products to our customers, and cause our revenues and operating results to deteriorate.

Our ability to control labor costs is limited, which may negatively affect our business.

Our ability to control labor costs is subject to numerous external factors, including prevailing wage rates, the impact of legislation or regulations governing healthcare benefits or labor relations, such as the Employee Free Choice Act, and health and other insurance costs. If our labor and/or benefit costs increase, we may not be able to hire or maintain qualified personnel to the extent necessary to execute our competitive strategy, which could adversely affect our results of operations.

Our business exposes us to personal injury and product liability claims, which could result in adverse publicity and harm to our brands and our results of operations.

We are from time to time subject to claims due to the injury of an individual in our stores or on our property. In addition, we may be subject to product liability claims for the products that we sell. Our purchase orders generally do not require the manufacturer to indemnify us against any product liability claims arising from products purchased by us. Any personal injury or product liability claim made against us, whether or not it has merit, could be time consuming and costly to defend, resulting in adverse publicity or damage to our reputation, and have an adverse effect on our results of operations. In addition, any negative publicity involving our vendors, employees, and other parties who are not within our control could negatively impact us.

Our business operations could be disrupted if our information technology systems fail to perform adequately or we are unable to protect the integrity and security of our customers’ information.

We depend upon our information technology systems in the conduct of all aspects of our operations. If our information technology systems fail to perform as anticipated, we could experience difficulties in virtually any area of our operations, including but not limited to replenishing inventories or delivering products to store locations in response to consumer demands. It is also possible that our competitors could develop better online platforms than us, which could negatively impact our internet sales. Any of these or other systems-related problems could, in turn, adversely affect our revenues and profitability.

In addition, in the ordinary course of its business, we collect and store certain personal information from individuals, such as our customers and suppliers, and we process customer payment card and check information. We also store credit card information and other personal information about our customers and we are currently assessing our compliance laws associated with the collection, security, and handling of personal information and intend to make any required changes in our systems and policies in response to this assessment. Our failure to comply with such laws, a breach of our network security and systems, or other events that cause the loss or public disclosure of, or access by third parties to, our customers’ personal information could have serious negative consequences for our business, including possible fines, penalties and damages, an unwillingness of customers to provide us with their credit card or payment information, harm to our reputation and brand, loss of our ability to accept and process customer credit card orders, and time-consuming and expensive litigation.

Computer hackers may attempt to penetrate our computer systems and, if successful, misappropriate personal information, payment card or check information, or confidential business information. In addition, an employee, contractor, or other third party with whom we do business may attempt to circumvent our security measures in order to obtain such information. The techniques used to obtain unauthorized access or sabotage systems change frequently and may originate from less regulated or remote areas around the world. As a result, we may be unable to proactively address these techniques or to implement adequate preventative measures.

Many states have enacted laws requiring companies to notify individuals of data security breaches involving their personal data. These mandatory disclosures regarding a security breach often lead to widespread negative publicity, which may cause our customers to lose confidence in the effectiveness of our data security measures. Any security breach, whether successful or not, would harm our reputation and could cause the loss of customers.

Our management and auditors have identified a material weakness in our internal controls over financial reporting that, if not properly remediated, could result in material misstatements in our financial statements.

Prior to the Business Combination, we were not required to comply with Section 404 of the Sarbanes-Oxley Act of 2002. As such, we did not make an assessment of the effectiveness of our internal controls over financial reporting nor did we engage our auditors to express, nor have our auditors expressed, an opinion on the effectiveness of our internal controls over financial reporting. In connection with the audit of our consolidated financial statements for the year ended December 31, 2011, our auditors informed us that they had identified a material weakness in our internal controls over financial reporting related to deficiencies in the financial statement close process. Under the standards established by the Public Company Accounting Oversight Board, a material weakness is a deficiency, or combination of deficiencies, in internal controls over financial reporting, such that there is a reasonable possibility that a material misstatement of annual or interim financial statements will not be prevented or detected and corrected on a timely basis. If we are unable to remediate our historical material weakness or if additional material weaknesses are identified in the future, a material weakness may exist in our internal controls over financial reporting.

The primary factors contributing to the material weakness in our financial statement close process were:

•   We lacked sufficient personnel with requisite competencies within our finance function for a company of our size and complexity.

•   We did not maintain financial close processes, procedures, and reporting systems that were adequately designed to support the accurate and timely reporting of our financial results.

We have begun taking measures and plan to take additional measures to remediate the underlying causes of the historical material weakness, primarily through the development and implementation of formal policies, improved processes, improved systems and documented procedures, as well as hiring of additional finance personnel. We plan to complete this remediation process as quickly as possible. However, we cannot at this time estimate how long it will take or if it can successfully remediate the historical material weakness. If we are unable to successfully remediate the historical weakness, we may be unable to produce accurate and timely financial statements. Any failure to timely provide required financial information could materially and adversely impact our financial condition and the market value of our securities.

We may not be able to timely and effectively implement controls and procedures required by Section 404 of the Sarbanes-Oxley Act of 2002 that are applicable to us.

We are subject to Section 404 of the Sarbanes-Oxley Act of 2002. The standards required for us as a public company under Section 404 of the Sarbanes-Oxley Act of 2002 are significantly more stringent than those required of us as a privately-held company. Management may not be able to effectively and timely implement controls and procedures that adequately respond to the increased regulatory compliance and reporting requirements that are applicable to us. If management is not able to implement the additional requirements of Section 404 in a timely manner or with adequate compliance, management may not be able to assess whether our internal controls over financial reporting are effective, which may subject us to adverse regulatory consequences and could harm investor confidence and the market price of our securities

Our management will have broad discretion over the use of the proceeds that we receive from the exercise of the Warrants and might not apply the proceeds in ways that increase the value our securities.

Our management will have broad discretion to use the proceeds that we receive from the exercise of the Warrants, and you will be relying on the judgment of our management regarding the application of these proceeds. Our management might not apply these proceeds in ways that increase the value our securities. We intend to use these proceeds primarily for general corporate purposes, including working capital, sales and marketing activities, general and administrative matters, repayment of indebtedness, and capital expenditures. We may also use a portion of these proceeds to acquire or invest in complementary products or businesses. Until we use these proceeds, we plan to invest them, and these investments may not yield a favorable rate of return. If we do not invest or apply the proceeds that we receive from the exercise of the Warrants in ways that enhance stockholder value, we may fail to achieve expected financial results, which could cause the price of our securities to decline. You will not have the opportunity to influence our decisions on how we use our the proceeds that we receive from the exercise of the Warrants.

Concentration of ownership may have the effect of delaying or preventing a change in control.

Our directors, executive officers, and holders of more than 5% of our common stock, together with their affiliates, beneficially hold a majority of our outstanding shares of common stock. As a result, these stockholders, if acting together, have the ability to determine the outcome of corporate actions requiring stockholder approval. This concentration of ownership may have the effect of delaying or preventing a change in control and might adversely affect the market price of our securities.

Future sales of our common stock may cause the market price of our securities to drop significantly, even if our business is doing well.

In accordance with lock-up agreements executed in connection with the consummation of the Business Combination, the former direct and indirect holders of equity interests in The Tile Shop and the JWCAC founders and their affiliates will be permitted to sell an aggregate of 34,014,536 shares of our common stock that they received in the Business Combination (other than 290,697 earnout shares, the treatment of which is described below) on the earlier of (i) the first anniversary of the consummation of the Business Combination, (ii) the date on which the trading price of our common stock exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30 trading day period commencing at least 150 days after the closing date of the Business Combination and (iii) the date on which we consummate a liquidation, merger, stock exchange, or other similar transaction that results in all of our stockholders having the right to exchange their shares of our common stock for cash, securities, or other property. The JWCAC founders will be permitted to sell the 290,697 earnout shares if, prior to the second anniversary of the consummation of the Business Combination, (i) the trading price of our common stock exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and similar events) for any 20 trading days within any 30 trading day period commencing at least 150 days after the closing date of the Business Combination or (ii) we consummate a liquidation, merger, stock exchange, or other similar transaction that results in all of our stockholders having the right to exchange their shares of our common stock for cash, securities, or other property, the value of which equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and similar events).

In addition, the former direct and indirect holders of equity interests in The Tile Shop and the JWCAC founders hold registration rights, subject to certain limitations, with respect to our common stock that they received in the Business Combination pursuant to a registration rights agreement. The holders of a majority in interest of our common stock held by the former direct and indirect holders of equity interests in The Tile Shop will be entitled to require us, on up to four occasions, to register under the Securities Act of 1933, as amended (the “Securities Act”), the shares of common stock that they received in the Business Combination. The holders of a majority in interest of our common stock held by the JWCAC founders will be entitled to require us, on up to two occasions, to register under the Securities Act the shares of common stock that they received in the Business Combination, and any shares that may be issued pursuant to the exercise of certain warrants held by them. The presence of these additional securities trading in the public market may have an adverse effect on the market price of our common stock.

Although our common stock is currently listed on the Nasdaq Stock Market, there can be no assurance that we will be able to comply with the continued listing standards.

The Nasdaq Stock Market may delist our common stock from trading on its exchange for failure to meet the continued listing standards. If our common stock were delisted from the Nasdaq Stock Market, we and our stockholders could face significant material adverse consequences including:

•   a limited availability of market quotations for our common stock;

•   a determination that our common stock is a “penny stock” would require brokers trading in our common stock to adhere to more stringent rules, possibly resulting in a reduced level of trading activity in the secondary trading market for our common stock;

•   a limited amount of analyst coverage; and

•   a decreased ability to issue additional securities or obtain additional financing in the future.

The market price of our securities may decline and/or be volatile.

Fluctuations in the price of our securities could contribute to the loss of all or part of your investment. Prior to the Business Combination, there had not been a public market for our securities, and trading in JWCAC’s securities had not been active. Accordingly, the valuation ascribed to The Tile Shop and the shares of JWCAC’s common stock in the Business Combination may not have been indicative of the price that will prevail in the trading market following the Business Combination. If an active market for our securities develops and continues, the trading price of our securities could be volatile and subject to wide fluctuations in response to various factors, some of which are beyond our control. Any of the factors listed below could have a material adverse effect on your investment in our securities and our securities may trade at prices significantly below the price that you paid for them. In such circumstances, the trading price of our securities may not recover and may experience a further decline.

Factors affecting the trading price of our securities may include:

•   actual or anticipated fluctuations in our quarterly financial results or the quarterly financial results of companies perceived to be similar to it;

•   changes in the market’s expectations about our operating results;

•   the effects of seasonality on our business cycle;

•   success of competitive retailers;

•   our operating results failing to meet the expectation of securities analysts or investors in a particular period;

•   changes in financial estimates and recommendations by securities analysts concerning us, the housing market, the retail specialty tile market, or the retail market in general;

•   operating and stock price performance of other companies that investors deem comparable to us;

•   our ability to market new and enhanced products on a timely basis;

•   changes in laws and regulations affecting our business;

•   commencement of, or involvement in, litigation involving us;

•   changes in our capital structure, such as future issuances of securities or the incurrence of additional debt;

•   the volume of shares of our common stock available for public sale;

•   any major change in our board of directors or management;

•   sales of substantial amounts of common stock by our directors, executive officers, or significant stockholders or the perception that such sales could occur; and

•   general economic and political conditions such as recessions, interest rates, fuel prices, international currency fluctuations, and acts of war or terrorism.

Broad market and industry factors may materially harm the market price of our securities irrespective of our operating performance. The Nasdaq Stock Market and the stock market in general have experienced price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of the particular companies affected. The trading prices and valuations of these securities, and of our securities, may not be predictable. A loss of investor confidence in the market for retail securities or the securities of other companies that investors perceive to be similar to us could depress the price of our securities regardless of our business, prospects, financial conditions, or results of operations. A decline in the market price of our securities also could adversely affect our ability to issue additional securities and our ability to obtain additional financing in the future.

The exercise of the Warrants and other outstanding warrants to purchase shares of our common stock will increase the number of shares eligible for future resale in the public market and result in dilution to our existing stockholders.

There are outstanding warrants to purchase an aggregate of 17,833,333 shares of our common stock, including the Warrants. To the extent such warrants are exercised, additional shares of our common stock will be issued, which will result in dilution to the existing holders of our common stock and increase the number of shares eligible for resale in the public market. Sales of substantial numbers of such shares in the public market could adversely affect the market price of our common stock.

If securities or industry analysts do not publish or cease publishing research or reports about us, our business, or our market, or if they change their recommendations regarding our common stock adversely, the price and trading volume of our common stock could decline.

Securities and industry analysts do not currently, and may never, publish research on us. If securities or industry analysts do not publish or cease publishing research or reports about us, our business, or our market, or if they change their recommendations regarding our common stock adversely, the price and trading volume of our common stock could decline. The trading market for our common stock will be influenced by the research and reports that industry or securities analysts may publish about us, our business, our market, or our competitors. If no securities or industry analysts commence coverage of us, our stock price and trading volume would likely be negatively impacted. If any of the analysts who may cover us change their recommendation regarding our common stock adversely, or provide more favorable relative recommendations about our competitors, the price of our common stock would likely decline. If any analyst who may cover us were to cease coverage of us or fail to regularly publish reports on us, we could lose visibility in the financial markets, which in turn could cause our common stock price or trading volume to decline.

We are a holding company with no business operations of our own and depend on cash flow from The Tile Shop to meet our obligations.

We are a holding company with no business operations of our own or material assets other than the equity of our subsidiaries. All of our operations are conducted by our subsidiary, The Tile Shop. As a holding company, we will require dividends and other payments from our subsidiaries to meet cash requirements. The terms of any credit facility may restrict our subsidiaries from paying dividends and otherwise transferring cash or other assets to us. If there is an insolvency, liquidation, or other reorganization of any of our subsidiaries, our stockholders likely will have no right to proceed against their assets. Creditors of those subsidiaries will be entitled to payment in full from the sale or other disposal of the assets of those subsidiaries before us, as an equityholder, would be entitled to receive any distribution from that sale or disposal. If The Tile Shop is unable to pay dividends or make other payments to us when needed, we will be unable to satisfy our obligations.

Anti-takeover provisions contained in our certificate of incorporation and bylaws, as well as provisions of Delaware law, could impair a takeover attempt.

Our certificate of incorporation and bylaws contain provisions that could have the effect of delaying or preventing changes in control or changes in our management without the consent of our board of directors. These provisions include:

•   a classified board of directors with three-year staggered terms, which may delay the ability of stockholders to change the membership of a majority of our board of directors;

•   no cumulative voting in the election of directors, which limits the ability of minority stockholders to elect director candidates;

•   the exclusive right of our board of directors to elect a director to fill a vacancy created by the expansion of the board of directors or the resignation, death, or removal of a director, which prevents stockholders from being able to fill vacancies on our board of directors;

•   the ability of our board of directors to determine to issue shares of preferred stock and to determine the price and other terms of those shares, including preferences and voting rights, without stockholder approval, which could be used to significantly dilute the ownership of a hostile acquirer;

•   a prohibition on stockholder action by written consent, which forces stockholder action to be taken at an annual or special meeting of our stockholders;

•   the requirement that a special meeting of stockholders may be called only by the chairman of the board of directors, the chief executive officer, or the board of directors, which may delay the ability of our stockholders to force consideration of a proposal or to take action, including the removal of directors;

•   limiting the liability of, and providing indemnification to, our directors and officers;

•   controlling the procedures for the conduct and scheduling of stockholder meetings;

•   providing the board of directors with the express power to postpone previously scheduled annual meetings of stockholders and to cancel previously scheduled special meetings of stockholders;

•   providing that directors may be removed prior to the expiration of their terms by stockholders only for cause; and

•   advance notice procedures that stockholders must comply with in order to nominate candidates to our board of directors or to propose matters to be acted upon at a stockholders’ meeting, which may discourage or deter a potential acquiror from conducting a solicitation of proxies to elect the acquiror’s own slate of directors or otherwise attempting to obtain control of us.

These provisions, alone or together, could delay hostile takeovers and changes in control of us or changes in our management.

As a Delaware corporation, we are also subject to provisions of Delaware law, including Section 203 of the Delaware General Corporation Law, which prevents some stockholders holding more than 15% of our outstanding common stock from engaging in certain business combinations without approval of the holders of substantially all of our outstanding common stock. Any provision of our certificate of incorporation or bylaws or Delaware law that has the effect of delaying or deterring a change in control could limit the opportunity for our stockholders to receive a premium for their shares of our common stock, and could also affect the price that some investors are willing to pay for our common stock.

The unaudited pro forma financial information incorporated by reference herein may not be indicative of what our actual financial position or results of operations would have been.

The unaudited pro forma financial information incorporated by reference herein is presented for illustrative purposes only and is not necessarily indicative of what our actual financial position or results of operations would have been had the Business Combination been completed on the dates indicated.

We may redeem the Warrants issued prior to their exercise at a time that is disadvantageous to the holders thereof, thereby making such Warrants worthless.

We have the ability to redeem the Warrants at any time after they become exercisable (which would not be before September 20, 2012) and prior to their expiration at a price of $0.01 per Warrant, provided that (i) the last reported sale price of our common stock equals or exceeds $18.00 per share for any 20 trading days within the 30 trading-day period ending on the third business day before we send the notice of such redemption and (ii) on the date we give notice of redemption and during the entire period thereafter until the time all such Warrants are redeemed, there is an effective registration statement under the Securities Act covering the shares of our common stock issuable upon exercise of such Warrants and a current prospectus relating to them is available. Redemption of such Warrants could force the holders thereof:

•   to exercise their Warrants and pay the exercise price therefor at a time when it may be disadvantageous for them to do so;

•   to sell their Warrants at the then-current market price when they might otherwise wish to hold their Warrants; or

•   to accept the nominal redemption price which, at the time the outstanding Warrants are called for redemption, is likely to be substantially less than the market value of their Warrants.

USE OF PROCEEDS

We will receive the proceeds from the exercise of the Warrants, but not from the sale of the underlying shares of common stock. We intend to use the proceeds from the exercise of the Warrants primarily for general corporate purposes, including working capital, sales and marketing activities, general and administrative matters, repayment of indebtedness, and capital expenditures. We may also use a portion of the proceeds to acquire or invest in complementary products or businesses. Our management will have broad discretion over the uses of the proceeds from the exercise of the Warrants. Pending these uses, we intend to invest the net proceeds from the exercise of Warrants in short-term, investment-grade, interest-bearing securities such as money market accounts, certificates of deposit, commercial paper, and guaranteed obligations of the U.S. government.

PLAN OF DISTRIBUTION

The shares of common stock offered and sold pursuant to this prospectus will be issued directly to the holders of Warrants upon payment of the exercise price therefore to us.

We are required to pay all fees and expenses incident to the registration of the shares of our common stock to be offered and sold pursuant to this prospectus.

DESCRIPTION OF SECURITIES TO BE REGISTERED

The description of our securities is set forth in the prospectus forming part of our registration statement on Form S-4, originally filed with the Securities and Exchange Commission (the “SEC”) on July 2, 2012, which is amended hereby, under the caption “Description of TS Holdings Securities.”

LEGAL MATTERS

The validity of the common stock offered through this prospectus has been passed upon by Foley & Lardner LLP, Boston, Massachusetts.

EXPERTS

The audited financial statements of JWC Acquisition Corp. (a development stage company) as of December 31, 2011 and 2010, and for the year ended December 31, 2011, and for the periods from July 22, 2010 (inception) through December 31, 2010 and from July 22, 2010 (inception) through December 31, 2011, included or incorporated by reference in this prospectus have been so included or incorporated in the reliance on a report of Rothstein Kass, an independent registered public accounting firm, appearing elsewhere herein given on the authority of said firm, as experts in auditing and accounting.

The consolidated financial statements of The Tile Shop, LLC and Subsidiary as of December 31, 2011, and for the year ended December 31, 2011 included in Registration Statement No. 333-182482 on Form S-4, which is amended hereby, have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report included in Registration Statement No. 333-182482 on Form S-4. Such financial statements are included in reliance upon the report of such firm given upon their authority as experts in auditing and accounting.

The audited consolidated financial statements of The Tile Shop, LLC and Subsidiary as of December 31, 2010, and for the years ended December 31, 2010 and 2009 included in Registration Statement No. 333-182482 on Form S-4, which is hereby amended, have been audited by McGladrey LLP, an independent registered public accounting firm, as stated in their report included therein. Such financial statements have been included upon the report of such firm given upon their authority as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. We have also filed a registration statement on Form S-3, including exhibits, under the Securities Act of 1933, as amended, with respect to the common stock offered by this prospectus, which amends our prior registration statement on Form S-4 (File No. 333-182482). This prospectus is part of the registration statement, but does not contain all of the information included in the registration statement or the exhibits. You may read and copy the registration statement and any other document that we file with the SEC at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the Public Reference Room. Our SEC filings are also available to the public on the internet at a website maintained by the SEC located at http://www.sec.gov.

INFORMATION INCORPORATED BY REFERENCE

The SEC allows us to “incorporate by reference” information into this document. This means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be a part of this document, except for any information superseded by information that is included directly in this document or incorporated by reference subsequent to the date of this document.

This prospectus incorporates by reference the documents listed below and any future filings that we make with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (other than information in the documents or filings that is deemed to have been furnished and not filed), until all the securities offered under this prospectus are sold.

•	JWCAC’s Annual Report on Form 10-K, as amended, for the fiscal year ended December 31, 2011;

•	JWCAC’s Quarterly Reports on Form 10-Q, as amended, for the quarters ended March 31, 2012;

•	JWCAC’s Current Reports on Form 8-K dated June 27, 2012, July 2, 2012, July 17, 2012, July 25, 2012, and August 16, 2012;

•	JWCAC’s Definitive Proxy Statement on Schedule 14A filed with the SEC on August 3, 2012;

•	Our Current Report on Form 8-K dated August 21, 2012; and

•	The description of our common stock contained in Item 1 of our Registration Statement on Form 8-A dated August 9, 2012, and any amendment or report updating that description.

Documents incorporated by reference are available from the SEC as described above or from us without charge, excluding any exhibits to those documents unless the exhibit is specifically incorporated by reference as an exhibit in this document. You can obtain documents incorporated by reference in this document by requesting them in writing or by telephone at the following address:

Tile Shop Holdings, Inc.

14000 Carlson Parkway

Plymouth, Minnesota 55441

(763) 852-2091

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.         Other Expenses of Issuance and Distribution.

The following table sets forth the estimated expenses to be borne by the Registrant in connection with the issuance and distribution of the shares of common stock being registered hereby.

Securities and Exchange Commission registration fee	$16,473.75	*
Accounting fees and expenses	5,000
Legal fees and expenses	5,000
Financial printing and miscellaneous expenses	3,000

Total	$29,473.75

* Previously paid in connection with the filing of the Registrant’s registration statement on Form S-4 (File No. File No. 333-182482), which is amended hereby.

Item 15.         Indemnification of Directors and Officers.

Section 145 of the Delaware General Corporation Law authorizes a court to award, or a corporation’s board of directors to grant, indemnity to directors and officers in terms sufficiently broad to permit such indemnification under certain circumstances for liabilities, including reimbursement for expenses incurred, arising under the Securities Act of 1933, as amended, or the Securities Act.

Our certificate of incorporation provides for indemnification of our directors, officers, employees and other agents to the maximum extent permitted by the Delaware General Corporation Law, and our bylaws provide for indemnification of our directors, officers, employees and other agents to the maximum extent permitted by the Delaware General Corporation Law.

In addition, we have entered into indemnification agreements with our directors, officers, and some of our employees containing provisions which are in some respects broader than the specific indemnification provisions contained in the Delaware General Corporation Law. The indemnification agreements require us, among other things, to indemnify our directors against certain liabilities that may arise by reason of their status or service as directors and to advance their expenses incurred as a result of any proceeding against them as to which they could be indemnified.

Item 16.         Exhibits.

Exhibit Number	Description
2.1(1)	Contribution and Merger Agreement, dated June 27, 2012, by and among JWC Acquisition Corp., The Tile Shop, LLC, members of The Tile Shop, LLC, Nabron International, Inc., Tile Shop Holdings, Inc., Tile Shop Merger Sub, Inc., and Sellers’ Representative
3.1(2)	Certificate of Incorporation of Tile Shop Holdings, Inc.
3.2(2)	Bylaws of Tile Shop Holdings, Inc.
4.1(2)	Specimen Common Stock Certificate
4.2(3)	Warrant Agreement, dated November 17, 2010, by and between JWC Acquisition Corp. and Continental Stock Transfer & Trust Company
5.1(1)	Opinion of Foley & Lardner LLP
23.1	Consent of McGladrey LLP
23.2	Consent of Rothstein Kass
23.3	Consent of Deloitte & Touche LLP
23.4	Consent of Foley & Lardner LLP (included in Exhibit 5.1)
24.1	Power of Attorney (included in the signature page hereto)

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(1) Previously filed as the same number exhibit to the Registrant’s Amendment No. 1 to Registration Statement on Form S-4 filed with the Securities and Exchange Commission on July 23, 2012, which is amended hereby.

(2) Previously filed as the same number exhibit to the Registrant’s Registration Statement on Form S-4 filed with the Securities and Exchange Commission on July 2, 2012, which is amended hereby.

(3) Filed as Exhibit 4.1 to JWCAC’s Current Report on Form 8-K filed with the Securities and Exchange Commission on November 24, 2010, and incorporated herein by reference.

Item 17.       Undertakings.

(a)          The undersigned Registrant hereby undertakes:

(1)       To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)          To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)         To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission (the “Commission”) pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)        To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2)        That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

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(3)         To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)         That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(i)         Each prospectus filed by the Registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(ii)         Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date;

(5)         That, for the purpose of determining liability of the Registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned Registrant undertakes that in a primary offering of securities of the undersigned Registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned Registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)         Any preliminary prospectus or prospectus of the undersigned Registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)        Any “free writing prospectus” relating to the offering prepared by or on behalf of the undersigned Registrant or used or referred to by the undersigned Registrant;

(iii)      The portion of any other “free writing prospectus” relating to the offering containing material information about the undersigned Registrant or its securities provided by or on behalf of the undersigned Registrant; and

(iv)      Any other communication that is an offer in the offering made by the undersigned Registrant to the purchaser.

(b)          The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

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(c)          Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions set forth or described in Item 15 of this registration statement, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Plymouth, Minnesota on this 29th day of August, 2012.

TILE SHOP HOLDINGS, INC.

By:	/s/ Robert A. Rucker
Name: Robert A. Rucker
Title: Chief Executive Officer

II-5

POWER OF ATTORNEY AND SIGNATURES

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Robert A. Rucker as his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign the registration statement on Form S-3 of Tile Shop Holdings, Inc., and any or all amendments (including post-effective amendments) thereto, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises hereby ratifying and confirming all that said attorney-in-fact and agent, or his, her, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Robert A. Rucker	Chief Executive Officer and Director	August 29, 2012
Robert A. Rucker	(Principal Executive Officer)

/s/ Timothy C. Clayton	Chief Financial Officer	August 29, 2012
Timothy C. Clayton	(Principal Financial Officer; Principal
Accounting Officer)

/s/ Peter J. Jacullo III	Director	August 29, 2012
Peter J. Jacullo III

/s/ Peter H. Kamin	Director	August 29, 2012
Peter H. Kamin

/s/ Todd Krasnow	Director	August 29, 2012
Todd Krasnow

/s/ Adam L. Suttin	Director	August 29, 2012
Adam L. Suttin

/s/ William E. Watts	Director and Chairman of the Board	August 29, 2012
William E. Watts

INDEX TO EXHIBITS

Exhibit Number	Description
2.1(1)	Contribution and Merger Agreement, dated June 27, 2012, by and among JWC Acquisition Corp., The Tile Shop, LLC, members of The Tile Shop, LLC, Nabron International, Inc., Tile Shop Holdings, Inc., Tile Shop Merger Sub, Inc., and Sellers’ Representative
3.1(2)	Certificate of Incorporation of Tile Shop Holdings, Inc.
3.2(2)	Bylaws of Tile Shop Holdings, Inc.
4.1(2)	Specimen Common Stock Certificate
4.2(3)	Warrant Agreement, dated November 17, 2010, by and between JWC Acquisition Corp. and Continental Stock Transfer & Trust Company
5.1(1)	Opinion of Foley & Lardner LLP
23.1	Consent of McGladrey LLP
23.2	Consent of Rothstein Kass
23.3	Consent of Deloitte & Touche LLP
23.4	Consent of Foley & Lardner LLP (included in Exhibit 5.1)
24.1	Power of Attorney (included in the signature page hereto)

(1) Previously filed as the same number exhibit to the Registrant’s Amendment No. 1 to Registration Statement on Form S-4 filed with the Securities and Exchange Commission on July 23, 2012, which is amended hereby.

(2) Previously filed as the same number exhibit to the Registrant’s Registration Statement on Form S-4 filed with the Securities and Exchange Commission on July 2, 2012, which is amended hereby.

(3) Filed as Exhibit 4.1 to JWCAC’s Current Report on Form 8-K filed with the Securities and Exchange Commission on November 24, 2010, and incorporated herein by reference.